Exhibit 99.1

3560 Bassett Street, Santa Clara CA 95054

James Moniz	Claire McAdams
Chief Financial Officer	Investor Relations
(408) 986-9888	(530) 265-9899

INTEVAC ANNOUNCES SECOND QUARTER 2018 FINANCIAL RESULTS

Santa Clara, Calif.—July 30, 2018—Intevac, Inc. (Nasdaq: IVAC) today reported financial results for the quarter and six months ended June 30, 2018.

“Our second-quarter results were stronger than forecast, with higher upgrade revenues in HDD equipment, favorable gross margin performance in both Thin-film Equipment (“TFE”) and Photonics, and close control of expenses, leading to a net loss of one cent per share,” commented Wendell Blonigan, president and chief executive officer of Intevac. “We announced the receipt of multiple orders for our industry-leading 200 Lean® system for the HDD industry, with one system expected to ship later this year, and two in backlog for 2019. These orders demonstrate the close partnerships we have with our HDD customers to support their technology roadmaps, and the new orders also provide confidence for continued strong results in our HDD equipment business.

“We continued to make progress in our Thin-film Equipment growth initiatives during the second quarter. A global Top-3 Cellphone maker is now shipping handsets that incorporate our oDLC® protective coating, which protects the vibrant decorative color deposited on the back cover glass of a portion of their flagship models. In Photonics, we have secured additional government funding for the development of our next-generation night-vision sensor, which is important validation of our industry-leading position to provide digital night-vision technology to the U.S. Military. In all, our outlook for 2018 is consistent with our last quarterly update, reflecting a pause in our growth after three straight years of increasing revenues, orders and earnings.” Mr. Blonigan concluded, “Our technology leadership positions and future growth story remain very much intact, and we believe the execution of our growth initiatives in 2018 will drive the resumption of growth in 2019.”

($ Millions, except per share amounts)	Q2 2018		Q2 2017
	GAAP Results	Non-GAAP Results	GAAP Results	Non-GAAP Results
Net Revenues	$26.1	$26.1	$31.0	$31.0
Operating Income	$0.1	$0.1	$1.3	$1.4
Net Income (Loss)	$(0.2)	$(0.2)	$1.1	$1.1
Net Income (Loss) per Share	$(0.01)	$(0.01)	$0.05	$0.05

	Six Months Ended		Six Months Ended
	June 30, 2018		July 1, 2017
	GAAP Results	Non-GAAP Results	GAAP Results	Non-GAAP Results
Net Revenues	$44.1	$44.1	$61.4	$61.4
Operating Income (Loss)	$(5.1)	$(5.0)	$3.4	$3.5
Net Income (Loss)	$(5.3)	$(5.2)	$2.9	$3.0
Net Income (Loss) per Share	$(0.24)	$(0.23)	$0.13	$0.13

Intevac’s non-GAAP adjusted results exclude the impact of the following, where applicable: (1) changes in fair value of contingent consideration liabilities associated with business combinations; and (2) restructuring charges. A reconciliation of the GAAP and non-GAAP adjusted results is provided in the financial table included in this release. See also “Use of Non-GAAP Financial Measures” section.

Second Quarter 2018 Summary

The net loss for the quarter was $167,000, or $0.01 per diluted share, compared to net income of $1.1 million, or $0.05 per diluted share, in the second quarter of 2017. The non-GAAP net loss was $158,000 or $0.01 per diluted share, compared to second-quarter 2017 non-GAAP net income of $1.1 million or $0.05 per diluted share.

Revenues were $26.1 million, including $20.8 million of TFE revenues and Photonics revenues of $5.3 million. TFE revenues consisted of two 200 Lean HDD systems, upgrades, spares and service. Photonics revenues consisted of $2.8 million of research and development contracts and $2.5 million of product sales. In the second quarter of 2017, revenues were $31.0 million, including $22.4 million of TFE revenues, which consisted of one 200 Lean HDD system, one pilot INTEVAC MATRIX® solar ion implant system, two ENERGi® solar ion implant systems, upgrades, spares and service, and Photonics revenues of $8.5 million, which included $7.4 million of product sales and $1.1 million of research and development contracts.

TFE gross margin was 41.7% compared to 38.4% in the second quarter of 2017 and 35.6% in the first quarter of 2018. The improvement from the second quarter of 2017 was primarily due to product mix, with an increase in HDD upgrades in the second quarter of 2018 compared to the second quarter of 2017, which also had included a lower-margin pilot INTEVAC MATRIX solar ion implant system. The improvement from the first quarter of 2018 was primarily due to a higher mix of higher-margin upgrades, higher revenues and improved factory absorption.

Photonics gross margin was 20.4% compared to 33.4% in the second quarter of 2017 and 6.2% in the first quarter of 2018. The decline from the second quarter of 2017 was primarily due to lower revenue levels, a higher mix of lower-margin research and development contracts and incremental loss provisions recorded on several contracts. The improvement from the first quarter of 2018 was primarily due to improved margins on research and development contracts and smaller loss provisions recorded on contracts. Consolidated gross margin was 37.4%, compared to 37.0% in the second quarter of 2017 and 27.1% in the first quarter of 2018.

R&D and SG&A expenses were $9.7 million, compared to $10.1 million in the second quarter of 2017 and $10.0 million in the first quarter of 2018. The lower level of expenses primarily reflects cost control initiatives implemented in the first quarter.

Order backlog totaled $64.6 million on June 30, 2018, compared to $66.9 million on March 31, 2018 and $68.9 million on July 1, 2017. Backlog at June 30, 2018 included three 200 Lean HDD systems and twelve ENERGi solar ion implant systems. Backlog at March 31, 2018 included two 200 Lean HDD systems and twelve ENERGi solar ion implant systems. Backlog at July 1, 2017 included five 200 Lean HDD systems and twelve ENERGi solar ion implant systems.

The Company ended the quarter with $39.1 million of total cash, restricted cash and investments and $77.4 million in tangible book value.

First Six Months 2018 Summary

The net loss was $5.3 million, or $0.24 per diluted share, compared to net income of $2.9 million, or $0.13 per diluted share, for the first six months of 2017. The non-GAAP net loss was $5.2 million or $0.23 per diluted share. This compares to first-half 2017 non-GAAP net income of $3.0 million or $0.13 per diluted share.

Revenues were $44.1 million, including $33.6 million of TFE revenues and Photonics revenues of $10.4 million, compared to revenues of $61.4 million, including $43.9 million of TFE revenues and Photonics revenues of $17.4 million, for the first six months of 2017.

TFE gross margin was 39.4%, compared to 40.7% in the first six months of 2017. We recognized revenue on three 200 Lean HDD systems in the first half of 2018. We recognized revenue on two 200 Lean HDD systems, one pilot INTEVAC MATRIX solar ion implant system, two ENERGi solar ion implant systems and four VERTEX coating systems for display cover panels in the first half of 2017. Photonics gross margin was 13.4% compared to 38.1% in the first six months of 2017. The decline from the first half of 2017 was primarily due lower revenue levels, a higher mix of lower-margin research and development contracts and incremental loss provisions recorded on several contracts. Consolidated gross margin was 33.2%, compared to 40.0% in the first six months of 2017.

R&D and SG&A expenses were $19.7 million compared to $21.0 million in the first six months of 2017. The lower level of expenses reflects cost control initiatives implemented in the first quarter, lower legal expenses for patent activity and contracts and decreased accruals for variable compensation programs.

Use of Non-GAAP Financial Measures

Intevac’s non-GAAP results exclude the impact of the following, where applicable: changes in fair value of contingent consideration liabilities associated with business combinations and restructuring. A reconciliation of the GAAP and non-GAAP results is provided in the financial tables included in this release.

Management uses non-GAAP results to evaluate the Company’s operating and financial performance in light of business objectives and for planning purposes. These measures are not in accordance with GAAP and may differ from non-GAAP methods of accounting and reporting used by other companies. Intevac believes these measures enhance investors’ ability to review the Company’s business from the same perspective as the Company’s management and facilitate comparisons of this period’s results with prior periods. The presentation of this additional information should not be considered a substitute for results prepared in accordance with GAAP.

Conference Call Information

The Company will discuss its financial results and outlook in a conference call today at 1:30 p.m. PDT (4:30 p.m. EDT). To participate in the teleconference, please call toll-free (877) 334-0811 prior to the start time. For international callers, the dial-in number is (408) 427-3734. You may also listen live via the Internet at the Company’s website, www.intevac.com, under the Investors link, or at www.earnings.com. For those unable to attend, these web sites will host an archive of the call. Additionally, a telephone replay of the call will be available for 48 hours beginning today at 7:30 p.m. EDT. You may access the replay by calling (855) 859-2056 or, for international callers, (404) 537-3406, and providing Replay Passcode 1778375.

About Intevac

Intevac was founded in 1991 and has two businesses: Thin-Film Equipment and Photonics.

In our Thin-film Equipment business, we are a leader in the design and development of high-productivity, thin-film processing systems. Our production-proven platforms are designed for high-volume manufacturing of substrates with precise thin film properties, such as the hard drive media, display cover panel, and solar photovoltaic markets we serve currently.

In our Photonics business, we are a recognized leading developer of advanced high-sensitivity digital sensors, cameras and systems that primarily serve the defense industry. We are the provider of integrated digital imaging systems for most U.S. military night vision programs.

For more information call 408-986-9888, or visit the Company’s website at www.intevac.com.

200 Lean®, INTEVAC MATRIX®, INTEVAC VERTEX®, oDLC® and ENERGi® are registered trademarks of Intevac, Inc.

Safe Harbor Statement

This press release includes statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Intevac claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act. These forward-looking statements are often characterized by the terms “may,” “believes,” “projects,” “expects,” or “anticipates,” and do not reflect historical facts. Specific forward-looking statements contained in this press release include, but are not limited to: customer adoption of our products, an increase in the revenue opportunity pipeline for Photonics, and the future financial performance of Intevac, such as achieving profitability. The forward-looking statements contained herein involve risks and uncertainties that could cause actual results to differ materially from the Company’s expectations. These risks include, but are not limited to: technology risk and challenges achieving customer adoption and revenue recognition in Thin-film Equipment markets and delays in Photonics programs, each of which could have a material impact on our business, our financial results, and the Company’s stock price. These risks and other factors are detailed in the Company’s periodic filings with the U.S. Securities and Exchange Commission.

INTEVAC, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share amounts)

	Three months ended		Six months ended
	June 30, 2018	July 1, 2017	June 30, 2018	July 1, 2017
Net revenues
TFE	$20,848	$22,426	$33,637	$43,910
Photonics	5,250	8,537	10,435	17,441

Total net revenues	26,098	30,963	44,072	61,351

Gross profit	9,761	11,470	14,636	24,517
Gross margin
TFE	41.7%	38.4%	39.4%	40.7%
Photonics	20.4%	33.4%	13.4%	38.1%

Consolidated	37.4%	37.0%	33.2%	40.0%

Operating expenses
Research and development	4,984	4,418	9,151	9,100
Selling, general and administrative	4,703	5,691	10,533	11,885
Acquisition-related[1]	9	22	8	102

Total operating expenses	9,696	10,131	19,692	21,087

Total operating income (loss)	65	1,339	(5,056)	3,430

Income (loss) from operations
TFE	1,220	1,749	(1,289)	3,608
Photonics	(444)	764	(1,654)	2,228
Corporate	(711)	(1,174)	(2,113)	(2,406)

Total operating income (loss)	65	1,339	(5,056)	3,430

Interest and other income (expense)	133	127	278	237

Income (loss) before income taxes	198	1,466	(4,778)	3,667
Provision for income taxes	365	366	525	738

Net income (loss)	$(167)	$1,100	$(5,303)	$2,929

Net income (loss) per share
Basic	$(0.01)	$0.05	$(0.24)	$0.14
Diluted	$(0.01)	$0.05	$(0.24)	$0.13

Weighted average common shares outstanding
Basic	22,461	21,495	22,284	21,356
Diluted	22,461	23,209	22,284	22,999

[1]	Results for all periods presented include changes in fair value of contingent consideration obligations associated with the Solar Implant Technology (SIT) acquisition in 2010.

INTEVAC, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except par value)

	June 30, 2018	December 30, 2017
	(Unaudited)	(see Note)
ASSETS

Current assets
Cash, cash equivalents and short-term investments	$33,800	$35,639
Accounts receivable, net	24,691	20,474
Inventories	33,036	33,792
Prepaid expenses and other current assets	2,434	2,524

Total current assets	93,961	92,429

Long-term investments	4,279	6,849
Restricted cash	1,000	1,000
Property, plant and equipment, net	11,079	12,478
Intangible assets, net	1,196	1,503
Other long-term assets	746	764

Total assets	$112,261	$115,023

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable	$5,218	$3,949
Accrued payroll and related liabilities	4,825	6,818
Other accrued liabilities	10,538	7,688
Customer advances	10,552	11,026

Total current liabilities	31,133	29,481

Other long-term liabilities	2,542	2,879

Stockholders’ equity
Common stock ($0.001 par value)	23	22
Additional paid in capital	180,426	177,521
Treasury stock, at cost	(28,489)	(28,489)
Accumulated other comprehensive income	444	490
Accumulated deficit	(73,818)	(66,881)

Total stockholders’ equity	78,586	82,663

Total liabilities and stockholders’ equity	$112,261	$115,023

Note: Amounts as of December 30, 2017 are derived from the December 30, 2017 audited consolidated financial statements.

INTEVAC, INC.

RECONCILIATION OF GAAP TO NON-GAAP RESULTS

(Unaudited, in thousands, except per share amounts)

	Three months ended		Six months ended
	June 30, 2018	July 1, 2017	June 30, 2018	July 1, 2017
Non-GAAP Income (Loss) from Operations
Reported operating income (loss) (GAAP basis)	$65	$1,339	$(5,056)	$3,430
Change in fair value of contingent consideration obligations[1]	9	22	8	102
Restructuring charges [2]	—	—	95	—

Non-GAAP Operating Income (Loss)	$74	$1,361	$(4,953)	$3,532

Non-GAAP Net Income (Loss)
Reported net income (loss) (GAAP basis)	$(167)	$1,100	$(5,303)	$2,929
Change in fair value of contingent consideration obligations[1]	9	22	8	102
Restructuring charges [2]	—	—	95	—

Non-GAAP Net Income (Loss)	$(158)	$1,122	$(5,200)	$3,031

Non-GAAP Net Income (Loss) Per Diluted Share
Reported net income (loss) per diluted share (GAAP basis)	$(0.01)	$0.05	$(0.24)	$0.13
Change in fair value of contingent consideration obligations[1]	$—	$—	$—	$—
Restructuring charges [2]	$—	$—	$—	$—
Non-GAAP Net Income (Loss) Per Diluted Share	$(0.01)	$0.05	$(0.23)	$0.13
Weighted average number of diluted shares	22,461	23,209	22,284	22,999

[1]	Results for all periods presented include changes in fair value of contingent consideration obligations associated with the Solar Implant Technology (SIT) acquisition in 2010.
[2]	Results for the six months ended June 30, 2018 include severance and other employee-related costs related to a restructuring program.